SUB-ADVISORY AGREEMENT
                                   SCHEDULE A

                     SERIES OF NEUBERGER BERMAN EQUITY FUNDS

     The Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

Neuberger Berman Century Fund
Neuberger Berman Fasciano Fund
Neuberger Berman Focus Fund
Neuberger Berman Genesis Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Fund
Neuberger Berman International Institutional Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman Manhattan Fund
Neuberger Berman Millennium Fund
Neuberger Berman Partners Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Regency Fund
Neuberger Berman Socially Responsive Fund


Date: June 30, 2006